Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

GAITHERSBURG, MD – November 12, 2014 –  GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the three-month and nine-month periods ended September 30, 2014. For the three-month period ended September 30, 2014, the company reported a net loss of $1.6 million or $0.10 per share on revenues of $0.3 million as compared to a net loss of $3.0 million or $0.23 per share on revenues of $1.6 million in the same period in the prior year. For the nine-month period ended September 30, 2014, the company reported a net loss of $4.2 million or $0.27 per share on revenues of $2.5 million as compared to a net loss of $9.1 million or $0.71 per share on revenues of $3.5 million in the same period in the prior year. GenVec ended the third quarter of 2014 with $12.8 million in cash, cash equivalents, and short-term investments.

“We have made significant strides in our corporate turn-around during 2014, culminating in the recent dosing of the first patient in the Phase 1/2 clinical trial of CGF166,” said Douglas J. Swirsky, GenVec’s president and CEO. “With Novartis carrying out the Phase 1/2 trial, we will continue to focus on extracting significant value from our adenovector gene delivery platform and our broad IP estate.”

Financial Results for the Three-Month and Nine-Month Periods Ended September 30, 2014

Revenues for the three-month and nine-month periods ended September 30, 2014 were $0.3 million and $2.5 million, which represent decreases of 84% and 29% as compared to $1.6 million and $3.5 million in the comparable prior year periods.

The decrease in revenue for the three-month period ended September 30, 2014 was primarily due to a decrease in revenue of $1.4 million associated with our malaria vaccine development efforts at the U.S. Naval Medical Research Center which was terminated in July 2013.  This decrease was partially offset by an increase in revenue of $0.1 million associated with our animal health program which resulted from increased work scope.

The decrease in revenue for the nine-month period ended September 30, 2014 primarily resulted from a decrease of $1.5 million associated with our malaria program.  Additionally, there were reductions in revenue of $0.5 million with respect to our FMD program and $0.6 million because of reduced work scope and grant work performed for our NIH programs and malaria programs. Partially offsetting the decrease in the nine month period ended September 30, 2014 was an increase of $1.5 million associated with our hearing loss and balance disorders program as a result of the achievement of the third milestone under our Agreement with Novartis.  The $2.0 million milestone was triggered by the non-rejection of the IND submitted by Novartis to the FDA in the three-month period ended March 31, 2014.  There were no milestones achieved in the nine months ended September 30, 2013.

Operating expenses were $1.9 million and $6.8 million for the three-month and nine-month periods ended September 30, 2014, which represent decreases of 59% and 47% as compared to $4.5 million and $12.7 million in the comparable prior year periods.

Research and development expenses for the three-month and nine-month periods ended September 30, 2014 decreased 68% in each period, from $1.6 million and $5.4 million in 2013 to $0.5 million and $1.7 million in 2014.   The decrease in the three-month period ended September 30, 2014 was primarily due to expenses related to our NMRC contract that were capitalized during the six-months ended June 30, 2013 prior to their recognition in July 2013.  There were no such transactions in 2014.  The decrease in the nine-month period ended September 30, 2014 was primarily a result of lower personnel costs resulting from our reductions in personnel in February 2013 and June 2013 and reduced material costs for both our funded programs and general supply costs as compared to the comparable period in 2013.  Additionally both periods were affected by a decreased allocation of facility costs to research and development as compared to the same periods in 2013.

General and administrative expense for the three-month and nine-month periods ended September 30, 2014 decreased 54% and 31% with expense of approximately $1.3 million and $5.1 million in 2014 as compared to $2.9 million and $7.3 million in 2013. The decreases were primarily due to lower personnel costs resulting from our reductions in force in February 2013 and June 2013 and the departure of our former president and chief executive officer in September 2013 and lower professional fees.  Additionally, in 2013 we incurred expense related to the impairment of our manufacturing facility and the write-off of shelf registration expenses. Partially offsetting these decreases was an increased allocation of facility costs to general and administrative for the three-month and nine-month periods ended September 30, 2014 as compared to the same periods in 2013.

2014 Guidance

For 2014, GenVec expects cash burn between $6 million and $7 million not including milestones from our Novartis collaboration. The company believes that existing resources, combined with anticipated near-term milestones, are sufficient to fund the company’s operations into the foreseeable future.

About GenVec

GenVec is a clinical-stage biopharmaceutical company focused on leveraging its adenovector gene delivery platform to develop a pipeline of cutting-edge therapeutics and vaccines.  The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine.  Current GenVec partners and collaborators include leading organizations such as Novartis and the U.S. Government. The company also licenses its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry.  GenVec’s lead program, in the field of regenerative medicine, is licensed to Novartis for the development of novel treatments for hearing loss and balance disorders. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:
GenVec, Inc.
Rena Cohen
(240) 632-5501
rcohen@genvec.com

 (Tables to follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues	$252	$1,582	$2,512	$3,537

Operating expenses:
General and administrative	1,334	2,926	5,056	7,335
Research and development	523	1,619	1,701	5,350
Total operating expenses	1,857	4,545	6,757	12,685

Loss from Operations	(1,605)	(2,963)	(4,245)	(9,148)

Other income:	9	2	14	16

Net loss	$(1,596)	$(2,961)	$(4,231)	$(9,132)

Basic and diluted net loss per share	$(0.10)	$(0.23)	$(0.27)	$(0.71)
Shares used in computation of basic and diluted net loss per share	16,540	12,948	15,587	12,948

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Cash, cash equivalents and short-term investments	$12,754	$6,105
Working capital	11,128	3,999
Total assets	13,759	7,254
Stockholders’ equity	11,441	4,610

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